Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the acquisition of SpecTal, LLC (“SpecTal”), consummated on October 19, 2006, as if this transaction had been consummated on June 30, 2006 for purposes of the pro forma condensed consolidated balance sheet and on January 1, 2005 for purposes of the pro forma condensed consolidated statements of operations.

The historical financial data for L-1 Identity Solutions, Inc. (‘L-1’) formerly known as Viisage Technology, Inc. and SpecTal have been derived from their respective financial statements as of the date and for the periods indicated.

The pro forma adjustments are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, income taxes and contingencies. The allocations will be finalized after the data necessary to complete the appraisals and other analyses of the fair values of acquired assets and assumed liabilities are obtained and analyzed. Differences between the preliminary and final allocations could have a material impact on the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with L-1’s audited consolidated financial statements as of and for the year ended December 31, 2005 and its unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2006, included in L-1’s Annual Report on Form 10-K/A for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the six months ended June 30, 2006, respectively, and SpecTal’s audited financial statements as of and for the year ended December 31, 2005 and its unaudited condensed financial statements for the six months ended June 30, 2006 and 2005 included in this Report on Form 8-K/A.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations presented as of the date or for the periods indicated, or the results of operations or financial position that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2006

(IN THOUSANDS)

	L-1 As Reported	SpecTal As Reported	SpecTal Pro Forma Adjustments	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$43,640	$246	$379	$44,265
Accounts receivable	16,088	9,605	—	25,693
Inventory	6,634	—	—	6,634
Other current assets	1,151	165	—	1,316

Total current assets	67,513	10,016	379	77,908
				—
Property and equipment, net	19,380	84	—	19,464
Goodwill	176,275	—	74,487	250,762
Intangible assets, net	30,218	—	22,600	52,818
Other assets, net	5,033	17	2,138	7,188

Total assets	$298,419	$10,117	$99,604	$408,140

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$14,012	$4,721	$—	$18,733
Current deferred revenue	3,343	—	—	3,343
Other current liabilities	663	—	—	663

Total current liabilities	18,018	4,721	—	22,739
Deferred tax liability	3,002	—	—	3,002
Deferred revenue	1,936	—	—	1,936
Notes payable	—	—	105,000	105,000
Other liabilities	236	—	—	236

Total liabilities	23,192	4,721	105,000	132,913
Shareholders’ Equity:
Common stock	29	—	—	29
Preferred Stock	—	—	—	—
Additional paid-in capital	336,093	—	—	336,093
Accumulated deficit	(60,215)	—	—	(60,215)
Members’ equity	—	5,396	(5,396)	—
Accumulated other comprehensive loss	(680)	—	—	(680)

Shareholders’ equity	275,227	5,396	(5,396)	275,227

Total Liabilities and Shareholders’ Equity	$298,419	$10,117	$99,604	$408,140

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(IN THOUSANDS)

	L-1 As Reported	SpecTal As Reported	ProForma Adjustments	Pro Forma
Revenue	$48,306	$26,831	$—	$75,137
Cost of revenue	34,667	17,594	660	52,921

Gross profit	13,639	9,237	(660)	22,216

Operating expenses
Total operating expenses	17,257	5,107	485	22,849

Operating income (loss)	(3,618)	4,130	(1,145)	(633)
Interest and other income, net	1,145	(2)	(3,926)	(2,783)

Income (loss) before income taxes	(2,473)	4,128	(5,071)	(3,416)
Provision for income taxes	(1,315)	—	(1,000)	(2,315)

Net income (loss)	$(3,788)	$4,128	$(6,071)	$(5,731)

Basic and diluted loss per share	$(0.13)			$(0.20)

Weighted average basic and diluted common shares outstanding	29,042			29,042

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(IN THOUSANDS)

	L-1 As Reported	SpecTal As Reported	ProForma Adjustments	Pro Forma
Revenue	$66,224	$47,033	$—	$113,257
Cost of revenue	46,132	30,242	1,320	77,694

Gross profit	20,092	16,791	(1,320)	35,563

Operating expenses
Total operating expenses	26,635	8,009	970	35,614

Operating income (loss)	(6,543)	8,782	(2,290)	(51)
Interest and other income, net	572	—	(7,851)	(7,279)

Income (loss) before income taxes	(5,971)	8,782	(10,041)	(7,330)
Provision for income taxes	(1,382)	—	(2,000)	(3,382)

Net income (loss)	$(7,353)	$8,782	$(12,141)	$(10,172)

Basic and diluted loss per share	$(0.37)			$(0.52)

Weighted average basic and diluted common shares outstanding	19,630			19,630

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	On October 19, 2006, pursuant to a securities purchase agreement L-1 Identity Solutions, Inc. (the “Company”) acquired all of the outstanding membership interests of SpecTal, LLC (“SpecTal”) for cash of $102.5 million, including estimated transaction costs of $2.5 million. Pursuant to the agreement the Company is obligated to pay the sellers additional consideration up to $9.9 million in cash subject to SpecTal achieving certain financial performance targets. The Company financed the acquisition with $105.0 million borrowed under a revolving credit agreement entered into on the same date. The purchase price is subject to adjustment based on the net asset value of SpecTal at closing.

2.	The purchase price has been allocated to the assets and liabilities acquired, based on their estimated fair value. Approximately $22.6 million has been allocated to identifiable intangible assets of SpecTal, consisting primarily of trade name, customer relationships and backlog. The preliminary estimate of the excess of the purchase price over fair value of the assets acquired is approximately $74.5 million.

3.	The unaudited pro forma condensed consolidated balance sheet reflects a pro forma adjustments of $105.0 million for the borrowings, an increase of $2.1 million for deferred financing costs paid from proceeds of the borrowings and $0.4 million of cash retained by the Company.

4.	The preliminary estimate of identifiable intangible assets of SpecTal is $22.6 million to be amortized on a straight line basis over their estimated useful lives ranging from 2 to 20 years. The preliminary pro forma adjustments to give effect to the SpecTal acquisition are presented below:

	SIX MONTHS ENDED JUNE 30, 2006	YEAR ENDED DECEMBER 31, 2005
	(in millions)
Amortization expense
Included in cost of revenue	$0.6	$1.3
Included in operating expenses	0.5	1.0

Total	$1.1	$2.3

5.	The pro forma statement of operations reflects interest expense of $7.4 million and $3.7 million for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively, at an effective rate of 7.07% related to borrowings under the revolving credit agreement, and amortization of deferred financing costs, over the 5 year term of the revolving credit agreement, of $0.4 million and $0.2 million for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

6.	The acquisition of SpecTal is expected to be treated as a taxable transaction and the excess of the purchase price over the tax basis of the net assets acquired is tax deductible. No pro forma tax provision is provided on SpecTal’s income since on a pro forma basis L-1’s losses for each of the periods exceeds SpecTal’s income. However, a pro forma tax provision of $2.0 million and $1.0 million for the year ended December 31, 2005 and six month period ending June 30, 2006, respectively, have been included to reflect a pro forma increase in deferred tax valuation allowance resulting from the pro forma increase in net operating losses attributable to the amortization of the tax basis of goodwill.